 Exhibit 99.1

October 31, 2011

Dear Registered Representative:

As you are aware from our previous correspondence, ICON Income Fund Ten, LLC (“Fund Ten”) entered into its Liquidation Period in May 2010. As you are further aware, distributions in the liquidation period will vary depending on cash on hand from the expiry of investments and/or the sale of equipment owned by Fund Ten.

Recently, Fund Ten sold its interest in the Aframax product tanker, the M/T Mayon Spirit, for net proceeds of $2,500,000.  On November 1st, Fund Ten is distributing these proceeds, along with cash on hand, for a total distribution of $2,700,000.

Please be advised that your clients will be receiving the same notification, as set forth above, along with their November 1st distribution.

Should you have any questions please call our Investor Relations Department at 1-800-343-3736.

Sincerely,

Douglas Crossman
President, ICON Securities Corp.

ICON Securities CorpTM. d/b/a ICON Investments, member FINRA/SIPC, serves as a dealer-manager for ICON Investments Funds.  ICON Securities Corp. and ICON Capital Corp.TM are separate, but affiliated companies.

120 Fifth Avenue, Eighth Floor  New York, NY 10011  800.435.5697  www.iconinvestments.com

November 1, 2011

Re: ICON Income Fund Ten, LLC (“Fund Ten”)

Dear Investor:

    As you are aware from our previous correspondence, Fund Ten entered into its Liquidation Period in May 2010. As you are further aware, distributions in the liquidation period will vary depending on cash on hand from the expiry of investments and/or the sale of equipment owned by Fund Ten.

    Recently, Fund Ten sold its interest in the Aframax product tanker, the M/T Mayon Spirit, for net proceeds of $2,500,000.  On November 1st, Fund Ten is distributing these proceeds, along with cash on hand, for a total distribution of $2,700,000.

    As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

100 Grossman Drive, Suite 301 Braintree, MA 02184  www.iconinvestments.com